Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Mobiquity Technologies, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Mobiquity
Technologies, Inc., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(b)(1). The Company was notified of the Staff determination on June 1, 2023. On June 8, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On July 13, 2023, the Company received an additional delist determination for its failure to meet the requirements in Listing Rule 5550(a)(2).
On July 31, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
The Panel approved extension to the terms of the decision on August 2, 2023 and November 21, 2023.
Based on the Company failure to meet the terms of the exception, on December 5, 2023, the Panel issued a final decision denying the Company continued listing.
The Company securities were suspended on December 7, 2023.
The Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on January 19, 2024.